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                                                                   EXHIBIT 10.6

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT



         This Amended and Restated Employment Agreement (the "AGREEMENT") IS made and entered into as of the first day of June, 2001 by and between Protarga, Inc., a Delaware corporation with its principal place of business at 2200 Renaissance Blvd., Suite 450, King of Prussia, PA 19406 (the "COMPANY") and Nigel L. Webb, residing at _________________________ (the "EMPLOYEE").

         The Employee has served as President and Chief Executive Officer of the Company pursuant to an employment agreement dated June 1, 1997 (the "PRIOR AGREEMENT").

         The Company desires to continue to employ the Employee, and the Employee desires to continue to be employed by the Company. In consideration of the rights and obligations described herein, and intending to be legally bound hereby, the Company and the Employee hereby agree that the Prior Agreement is hereby amended and restated to read in full as follows:

I. TERM OF EMPLOYMENT The Company hereby agrees to employ the Employee, and the Employee hereby accepts employment with the Company, upon the terms set forth in this Agreement, for the period commencing on June 1, 2001 (the "COMMENCEMENT DATE") and ending May 31, 2006 (such period, as it may be extended in accordance with Section 11, the "EMPLOYMENT PERIOD'), unless sooner terminated in accordance with the provisions of Section 5.

2.                TITLE AND DUTIES

         (a) The Employee shall serve as President and Chief Executive Officer of the Company. The Company and the Employee intend that the Employee shall serve as a director of the Company at all times during the Employment Period. The Company shall use its best efforts, including recommending to the Company's stockholders that they elect the Employee to the Company's Board, to fulfill such intentions. The Employee shall serve as Chairman of the Board of Directors (the "BOARD") if, when and for as long as elected to such position by the Board. The Employee shall be subject to the supervision of, and shall have the authority as is delegated to him by, the Board, in all cases consistent with his position as President and Chief Executive Officer.

         (b) The Employee hereby accepts such employment and agrees to undertake the duties and responsibilities normally inherent in such position. The Employee agrees to devote his full business time to the performance of his duties hereunder, provided, however, that the Employee may act as a director and officer of Weston Biotechnology Group, Inc., a private corporation owned by the Employee.


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3.                COMPENSATION AND BENEFITS.

         3.1                SALARY

                  (a) The Company shall initially pay the Employee a salary of $350,000 per annum (the "BASE SALARY").

                  (b) This Base Salary will be increased upon each anniversary of the Commencement Date during the Employment Period. The amount of each increase shall be determined by the Board but in any event shall be no less than the increase in the Consumer Price Index for urban wage earners and clerical workers reported by the Bureau of Labor Statistics of the U.S. Department of Labor ("CPI") at such anniversary relative to the CPI one (1) year prior to such anniversary.

         3.2 BONUS. For each fiscal year of the Company (with the understanding that the bonus opportunity for periods prior to the Commencement Date shall be governed by the terms of the Prior Agreement), the Employee shall be entitled to receive, no later than March 31 of the immediately succeeding fiscal year, a cash bonus ("BONUS") of up to fifty percent (50%) (the "BONUS OPPORTUNITY") of the Base Salary in effect at the end of such fiscal year (thus resulting in a bonus opportunity of 29.17% for the portion of the fiscal year of the Company ending during the first year of this Agreement); provided that, in the event of expiration of this Agreement, the Bonus, if any, shall be paid upon such expiration based upon Base Salary at such date. The Bonus for each fiscal year during the Employment Period shall be determined by the Company's Compensation Committee of the Board based on that Committee's assessment of the extent to which the Company has attained its business objectives for the period, which objectives shall be communicated to the Employee prior to the commencement of each fiscal year. The objectives for the 2001 fiscal year shall be as specified in the Company's December 2000 Strategic Review memoranda.

         3.3 COMPANY COMPENSATION COMMITMENT. Notwithstanding any contrary provision of this Agreement, throughout the Employment Period, the Employee shall be the highest-paid employee of the Company except for commissioned sales representatives who are below the level of Vice President ("Sales Representatives"). In the event that the total cash compensation of the Employee payable with respect to any fiscal year of the Company during the Employment Period is less than the total cash compensation payable to any employee or individual consultant of the Company for such fiscal year other than the Employee and the Sales Representatives , then an additional bonus amount in the amount of the deficiency shall be paid to the Employee within thirty (30) days of the date of such determination; provided, however, that (1) in reaching such determination, (a) amounts, if any, deferred by the Employee pursuant to
Section 3.4 of this Agreement shall be treated as cash compensation for the period(s) in which earned; (b) amounts contributed as salary deferrals on behalf of the Employee to a plan qualified under Section 401(k) of the Internal Revenue Code of 1986, as amended (the "CODE") or other comparable plan of the Company shall be treated as cash compensation for the period(s) in which earned; and (c) cash payments not intended to form part of the recipient's base salary or bonus (E.G. a signing bonus, cash resulting from equity compensation transactions) shall be excluded from the calculation required under this Section 3.3; and (2) no amount shall be payable under this Section 3.3 in the event that a deficiency is generated under a contract with any employee or


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individual consultant of the Company which contract is executed on behalf of the
Company by the Employee unless such contract has been approved by the Compensation Committee of the Board.

         3.4 DEFERRAL OF CASH COMPENSATION. The Employee shall be permitted to elect to defer payment of up to twenty percent (20%) of the sum of his Base Salary and Bonus for each calendar year of the Employment Period. Such deferrals shall be subject to the reasonable procedures established by the Company governing the establishment and operation of the deferral arrangement. In the event the Employee makes such an election, deferred amounts shall be placed in an irrevocable grantor (or "RABBI") trust established by the Company with usual and customary provisions. The Employee shall remain responsible for all income and other taxes (including, without limitations, payroll, state and local taxes) due in connection with such deferrals (other than federal, state and/or local corporate income tax payable in connection with earnings on the amount placed in the grantor trust and the portion of any payroll taxes otherwise payable by the Company), and recognizes that (i) certain of those taxes may become due prior to the date of taxability for federal income tax purposes; and (ii) if the circumstances in (i) occur, the Employee will be required to pay the indicated tax liability (or, with consent of the Company, reimburse the Company for payment of the tax liability) or the Employee will permit the amount otherwise deferred under this Section 3.4 to be offset by the tax amount due, and that certain potential tax disadvantages may result.

         3.5 FRINGE BENEFITS. During the Employment Period, the Employee shall be entitled to participate in all employee benefit and perquisite programs of the Company, to the extent that the Employee's position, tenure, salary, and age make him eligible to participate. The Company shall adopt and continue to maintain health care, life insurance, and disability plans consistent with local practice. Until such plans are adopted, the Company will reimburse the Employee for reasonable premiums paid privately to acquire such coverage. Notwithstanding any contrary provisions of this Agreement, the Employee shall remain entitled throughout the Employment Period to such employee benefits and perquisites (but not including cash or equity compensation) as were made available under the Prior Agreement, or, if any such benefits or perquisites cannot be provided in a commercially practicable manner, then the Company shall provide, after consultation with the Employee, a substitute benefit or perquisite of reasonably comparable value. The Employee shall also be entitled to four weeks paid vacation per year, unused portions of which may be cumulated and carried over, limited, however, to eight (8) weeks' carryover.

         3.6 REIMBURSEMENT OF EXPENSES. The Company shall reimburse the Employee for all reasonable travel, entertainment and other expenses incurred or paid by the Employee in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, upon presentation by the Employee of documentation, expense statements, vouchers and/or such other supporting information as the Company may reasonably request, provided, however, that the amount available for such travel, entertainment and other expenses shall be consistent with expense reimbursement policies adopted by the Company.


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4.                PURCHASE OF SHARES

         4.1 STOCK OPTION GRANT. Subject to the terms and conditions of the Company's 2000 Stock Option Plan, the Company hereby grants to the Employee an Incentive Stock Option (ISO) and a Non-qualified Stock Option
(NQO) (collectively, the "OPTIONS") to purchase a total of 72,000 (seventy-two thousand) shares of the common stock of the Company. The ISO shall have a five
(5) year term an exercise price of twenty seven dollars and fifty cents ($27.50) per share, and shall vest at a rate of one sixtieth (1/60th) of such ISOs per month over the four-year period commencing on the Commencement Date and one thirtieth (1/30th) of such ISOs per month over the immediately succeeding six
(6) months. The NQO shall have a ten (10) year term, an exercise price of twenty-five dollars ($25.00) per share, and shall vest at a rate of one sixtieth (1/60th) of such NQOs per month over the five-year period commencing on the Commencement Date. The maximum number of shares that can be granted as ISOs under applicable provisions of the Code shall be so granted. To the extent necessary to achieve that goal, the Compensation Committee shall have the authority to interchange ISOs and NQOs in the vesting schedule set forth above.

         4.2 EARLY EXERCISE OF NQO. The NQO may be exercised whether or not vested, to purchase shares of restricted stock of the Company, PROVIDED THAT such restricted shares shall be subject to repurchase by the Company, at the exercise price therefor plus accrued interest on any loan made under Section 4.3 the proceeds of which were used to purchase such shares. Such repurchase may occur at the Company's option upon termination under Section 5 as to any such shares not then vested in accordance with the five-year vesting schedule for NQO set forth in Section 4.1, to the extent that the restrictions applicable to such shares have not lapsed under Section 6.2. The Company and the Employee will promptly execute a buy-back agreement containing the foregoing terms and such other provisions as are customary.

         4.3 COMPANY LOAN. In the event that the Employee elects to exercise all or any portion of the Options pursuant to Section 4.2, to the extent the Employee so elects, the Company shall accept as consideration for the exercise of the Options a full recourse note (a "NOTE") validly delivered by the Employee containing terms and conditions reasonably satisfactory to the Employee and the Company, including, but not limited to, (a) an interest rate equal to the prime rate (as set forth in THE WALL STREET JOURNAL as of the date of delivery of the notes) plus 1% or such lesser interest rate as the Company determines in its reasonable discretion, will not result in adverse tax or accounting consequences; (b) mandatory repayment of the Note on the earliest of the date of (i) sale of the Company stock subject to the Options as to which the Note was issued; (ii) the Employee's resignation other than following a Constructive Termination (as defined in Section 5.2); or (iii) the Company's termination of the Employee's employment for Cause (as defined in Section 5.1); in the absence of any such event, the Employee shall repay the outstanding principal of the Note and accrued interest in equal consecutive quarterly installments over (A) the two-year period commencing upon the first anniversary of the date on which the Company stock obtained through the exercise of the Option becomes freely tradable (e.g., as a result of an initial public offer or a merger or acquisition), or (B) the three-year period commencing upon the date of his termination of employment with the Company.


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         4.4                SPECIAL PROVISIONS REGARDING REPAYMENT OF NOTE.
Under such reasonable procedures as may be established by the Company, the Employee may make payment for amounts due under the Note by tendering vested shares of Company stock owned by the Employee; provided, however, that the Company shall not be obligated to accept such payment to the extent that the Company, in its reasonable discretion, determines that such method of payment would be contrary to applicable law, result in unacceptable and material compliance costs under applicable law or would result in material adverse tax or financial accounting results to the Company. On or prior to the date on which the Company stock obtained through exercise of the Options becomes freely tradable (e.g., as a result of an initial public offering or a merger or acquisition) (a "Liquidity Event"), shares tendered as payment pursuant to this
Section 4.4 shall be deemed to have a value equal to the exercise price for the associated Option. After a Liquidity Event, shares tendered pursuant to this
Section 4.4 shall be valued at the fair market value of the shares on the date tendered. If permitted to tender such shares, the Employee shall provide the Company with such usual and customary representations as to title and other relevant matters as may be reasonably requested by the Company. The Employee shall be solely responsible for any tax consequences upon the Employee of the method of payment permitted under this Section 4.4.

         4.5 ADDITIONAL STOCK OPTIONS. The Company may make subsequent grants of compensatory stock options to the Employee in the sole discretion of the Board or the Compensation Committee.

         4.6 OPTION TRUE-UP GRANT. In the event that, as of the end of any full year of the Employment Period or upon any expiration or termination hereof, the cumulative number of (a) vested options granted pursuant to Section 4.1 and 4.5 of this Agreement; plus (b) any additional vested equity compensation grants of any sort made to the Employee subsequent to the Commencement Date is less than 25% of the cumulative number of (i) vested options plus (ii) vested equity compensation grants of any sort made available by the Company on or after the Commencement Date but during the Employment Period to employees and individual consultants other than the Employee, pursuant to compensatory arrangements (and excluding for these purposes any broad based employee benefit plan in which Employee participates such as an employee stock purchase plan, if any), then the Company shall at that time grant to the Employee a fully vested stock option to acquire a number of Company shares equal to such shortfall, provided that the exercise price of such additional options shall equal the current fair market value of Company stock as of the date of grant.

         4.7 SUBSIDIARY OPTIONS. For each subsidiary established by the Company (whether wholly or partly owned) the Company shall consider granting the Employee stock or stock options in such subsidiaries when such subsidiaries are established.

         4.8 LIQUIDITY REGISTRATION RIGHTS. In no event will the Company register or grant registration rights under the Securities Act of 1933, as amended, as to any shares of common stock issued under any employee compensation arrangement (other than shares issued to the Employee), or purchase, redeem or make any distribution or pay any dividend with respect to any such shares, without giving the Employee sixty (60) days prior written notice and the option for his shares to be treated in the same manner.



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5.                EMPLOYMENT TERMINATION. The employment of the Employee by
the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following events:

         5.1 TERMINATION FOR CAUSE. Termination at the election of the Company, for Cause ("TERMINATION FOR CAUSE"). For the purposes of this Agreement, "Cause" for termination shall only be deemed to exist upon (a) the occurrence of dishonesty; (b) the occurrence of gross negligence or misconduct of the Employee which is materially injurious to the Company; (c) the conviction of the Employee of, or the entry of a pleading of guilty or nolo contendere by the Employee to, any crime involving moral turpitude or any felony, or (d) the refusal by the Employee to implement an approved resolution of the Board, insofar as such resolution is reasonable and not inconsistent with the terms of this Agreement and Company policy.

         5.2 TERMINATION WITHOUT CAUSE. Termination at the election of the Company, other than pursuant to Sections 5.1 or 5.3 of this Agreement ("TERMINATION WITHOUT CAUSE"). For the purposes of this Agreement, Termination Without Cause shall also include the voluntary termination by the Employee of his employment with the Company, on not less than thirty (30) days prior written notice from the Employee to the Company to be given within sixty
(60) days following the occurrence of any of the following actions by the Company, which actions shall not have been cured within such thirty (30) day period: (a) a material and adverse diminution, on a cumulative basis, of the Employee's duties, authority, position, compensation or benefits, including without limitation failure to cause the Employee to retain the position of President and Chief Executive Officer of the Company; (b) the failure of the Company to cause the Employee to be elected to and remain a member of the Board throughout the Employment Period (provided the Employee is willing to serve as such); (c) mandatory relocation of the Employee's principal office for the Company to a location either more than fifty (50) miles from the location of the Employee's current principal office or outside of Pennsylvania; and (d) a breach by the Company of any of the material terms of this Agreement ("CONSTRUCTIVE TERMINATION").

         5.3 DEATH OR DISABILITY. The Employee shall die or shall have been substantially unable to perform the services contemplated under this Agreement, as Chief Executive Officer, for a continuous period of not less than six (6) months, due to physical or mental disability, and such disability is expected to continue on an ongoing basis. A determination of such disability shall be made by a physician satisfactory to both the Employee and the Company, provided that if the Company and the Employee do not agree on a physician, the Employee and the Company shall each select a physician and these two together shall select a third physician, whose determination shall be binding on all parties.

         5.4 ELECTION OF EMPLOYEE. The Employee shall have terminated this Agreement at his election, other than pursuant to Constructive Termination, effective not less than ninety (90) days after written notice of such termination from the Employee to the Company.


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6.                EFFECT OF TERMINATION.

         6.1 TERMINATION FOR CAUSE OR AT ELECTION OF EMPLOYEE. In the event of Termination for Cause pursuant to Section 5.1 or termination at the election of the Employee pursuant to Section 5.4, the Company shall pay to the Employee the compensation and benefits otherwise payable to him under Section 3 through the last day of his employment, including without limitation an amount equal to the amount of any Bonus for the year in which termination occurs times a fraction the numerator of which is the number of days from the first day of the fiscal year in which termination occurs through the date of termination and the denominator of which is 365. Except as required by law, all compensatory pay and benefits to the Employee shall cease as of the date of termination.

         6.2 TERMINATION WITHOUT CAUSE. In the event of Termination Without Cause pursuant to Section 5.2, and the Employee executes and does not rescind a release of claims against the Company and related parties resulting from such termination (including claims for early termination of contract, wrongful termination and age discrimination) in a form reasonably acceptable to the Company and the Employee:

              (a) The Company shall pay to the Employee an amount equal to 400% of his then current Base Salary if termination occurs on or prior to the second anniversary of the date hereof, or 300% of his then current Base Salary if termination occurs after the second anniversary of the date hereof, in either case payable in twelve (12) equal consecutive monthly installments beginning in the calendar month following the last day of actual employment;

              (b) The Company shall provide the Employee with continued health, dental, life, short and long term disability insurance, and other benefits enjoyed by the Employee as of his termination of employment, for twelve
(12) months following termination or, to the extent that such continuation is not legally permissible, cash in lieu of such benefits sufficient to enable the Employee to purchase equivalent benefits; and

              (c) All vested Options shall remain exercisable for a period of at least one (1) year after the date of the Employee's termination, except to the extent expiring by their original terms.

         6.3 TERMINATION FOR DEATH OR DISABILITY. If the Employee's employment is terminated by death or because of disability as described in Section 5.3, the Company shall pay to the estate of the Employee or to the Employee, as the case may be, the compensation and benefits to which the Employee would otherwise be entitled under Section 3 (including without limitation the pro-rated Bonus Opportunity as described in Section 6. 1) up to the date of death or disability. In addition, the Company shall pay to the Employee's estate or the Employee in twelve equal monthly installments, beginning in the calendar month following such termination, an amount equal to the Employee's Base Salary in effect at the time of termination.

         6.4 SURVIVAL. The provisions of Sections 6, 7, 8, 9, 10 and 12-22 shall survive any termination of this Agreement.



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7.                CHANGE IN CONTROL.

         7.1 DEFINITION. For purposes of this Agreement, the term "CHANGE IN CONTROL" shall have the meaning set forth in the Company's 2000 Stock Option Plan, notwithstanding amendment thereof or adoption of a successor plan after the date hereof.

         7.2 MODIFICATIONS TO TERMINATION PROVISIONS. In the event that the Employee's employment with the Company is terminated at any time during the three (3) months prior to or the twelve (12) months following a Change in Control (the "PROTECTION PERIOD") for reasons other than (x) the Employee's resignation under Section 5.4; or (y) Termination for Cause:

                  (a) The Employee shall be paid within five (5) days after termination a severance benefit equal to 300% of the sum of (i) his then current Base Salary; and (ii) his then-applicable Bonus Opportunity;

                  (b) The Company shall pay to the Employee in a lump sum within five (5) days after termination, the compensation and benefits otherwise payable to him under Section 3 through the last day of his employment, including without limitation an amount equal to the amount of his then current Bonus Opportunity times a fraction the numerator of which is the number of days through the first day of the fiscal year in which termination occurs through the date of termination and the denominator of which is 365;

                  (c) The Company shall provide the Employee with continued health, dental, life, short and long term disability insurance, out placement benefits and then current prerequisites for the period specified under
Section 4980B(f) of the Code (sometimes referred to as "COBRA") (or cash in lieu of continuation of such benefits for the COBRA period, to the extent that such continuation is not permissible);

                  (d) To the extent that the Company sponsors a non-qualified retirement or deferred compensation plan in which the Employee participates, all benefits under such plan(s) shall become fully vested and all relevant restrictions shall lapse. In addition, unless the Employee validly elects otherwise, all such benefits shall be payable in cash to the Employee within ten (10) days following a Change in Control. Each Company non-qualified retirement or deferred compensation plan in which the Employee participates shall be amended to so provide; and

                  (e) Any portion of the Options and of the additional options granted under Section 4.5 that is unvested as of the date of the Employee's termination of employment shall become fully vested and nonforfeitable, and the restrictions applicable to Company shares issued to the Employee pursuant to Section 4.2 shall lapse.

         7.3 OBLIGATIONS ASSUMED . The Company shall require any successor to the Company or buyer of substantially all the assets of the Company, to assume and perform the Company's obligations under this Agreement.



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         7.4                EMPLOYEE RESIGNATION. At any time during the
one-month period immediately following the first anniversary of a Change in Control, the Employee may resign for any reason (or no reason) and be treated as if he resigned due to a Constructive Termination during the Employment Period.

8. NON-COMPETE. In the event the Employee's employment is terminated for any reason, for a period of one (1) year thereafter, the Employee will not directly or indirectly:

             (a) as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than one percent (1%) of the total outstanding equity interests), compete with the Company or its licensees or sub-licensees by engaging in the business (the "RESTRICTED BUSINESS") of developing, producing, marketing or selling products as to which the Company has filed patents or patent applications as of the date of termination, or other products under development or consideration by the Company as of the date of termination (collectively, the "PRODUCTS"); provided that, the Employee may be an employee of or consultant to an entity which engages in the Restricted Business so long as the Employee does not himself engage in the Restricted Business by virtue of such employment or consulting relationship; or

             (b) solicit, divert or take away, or attempt to divert or to take away, the business or patronage of the Company for Products or any of the clients, customers or accounts of the Company which were contacted, solicited or served by the Employee while employed by the Company; or

             (c) recruit, solicit or induce, or attempt to induce, any employee of the Company to terminate his or her employment with, or otherwise cease his or her relationship with, the Company.

9. CONFIDENTIALITY AND PROPRIETARY INFORMATION. The Employee agrees to continue to be bound by the terms of the Company's Employee Confidentiality and Proprietary Information Agreement, which he entered into on June 4, 1993, except that paragraphs (e) and (f) of such agreement are hereby amended to read in full as set forth in Section 8 hereof.

10. INDEMNIFICATION AGREEMENT. The Company agrees that the Employee shall continue to be covered by the indemnification agreement for the Company's directors and officers that has been approved by the Board, and by all provisions of the Company's certificate of incorporation and by-laws relating to indemnification, duties or standard of care, and no amendment or modification of any of the foregoing shall be effective with respect to the Employee without the Employee's prior written consent.

11. EXTENSION OF AGREEMENT. This Agreement will be automatically extended for additional one-year periods unless the Company or the Employee elects to terminate by serving written notice to the other party at least ninety
(90) days prior to the commencement of any additional term.


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12.               CAPTIONS.  The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

13. PRONOUNS. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

14. ENTIRE AGREEMENT. This Agreement constitutes the entire Agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement, except as set forth in Sections 9 and 10.

15. AMENDMENT. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Employee.

16. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Employee are personal and may not be assigned by him.

17. GOVERNING LAW. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without reference to principles of conflicts of laws.

18. WAIVERS. No delay or omission by either party in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by either party on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

19. ENFORCEABILITY. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

20. LEGAL FEES. The Company shall reimburse the Employee for the reasonable fees and expenses of his counsel, in connection with the negotiation and execution of this Agreement and any related agreements.

21. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown on the first page of this Agreement, or such other address or addresses as either party shall designate to the other in accordance with this Section.


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         A copy of notices sent by the Employee to the Company shall be sent to:

                  Morgan Lewis & Bockius LLP
                  1701 Market Street
                  Philadelphia, PA 19103
                  Attn: Joseph Ronan, Esq.

         A copy of notices sent by the Company to the Employee shall be sent to:

                  Drinker Biddle & Reath LLP
                  One Logan Square
                  18th & Cherry Streets
                  Philadelphia, PA 19103-6996
                  Attn: Samuel Mason, Esq.

22. BOARD APPROVAL. The Company represents that this Agreement has been duty approved by the Board and the Compensation Committee of the Board and executed by a duly authorized representative, and is legal, valid, binding and enforceable upon the Company. All future action of the Company with respect to this Agreement shall be taken only by resolution of the Board adopted at a duly constituted and held meeting.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

PROTARGA, INC.                                 EMPLOYEE:



By: /s/ Edward R. Gates                         /s/ N. L. Webb
   ---------------------------                 ------------------------------
Edward R. Gates                                Nigel L. Webb, PhD
Chairman, Compensation Committee
Director



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